UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2006

(Date of Report)

September 19, 2006

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2006, International Paper Investments (Holland) B.V. (“IPI”), a wholly-owned subsidiary of International Paper Company, and Votorantim Celulose e Papel S.A. (“VCP”) entered into an Exchange Agreement (the “Agreement”). Pursuant to the terms of the Agreement IPI will exchange its pulp mill project (the “Project Mill”) being developed in Tres Lagoas, state of Mato Grosso do Sul, Brazil (together with approximately 100,000 hectares of surrounding forestlands ) for VCP’s Luiz Antonio pulp and uncoated paper mill (the “LA Mill”) and approximately 60,000 hectares of forestlands located in the state of Sao Paulo, Brazil. IPI will fund the Project Mill in the amount of US $1.15 billion.

The LA Mill produces 350,000 metric tonnes of uncoated papers and 100,000 metric tonnes of market pulp annually. The 100,000 metric tonnes of market pulp will be supplied to VCP on competitive terms under a long-term supply agreement.

Under the Agreement, IPI is granted the right to construct, at IPI’s cost, up to two paper machines adjacent to, and integrated with, the Project Mill. If IPI exercises its right to build one or both paper machines adjacent to the Project Mill, (1) certain parcels of real property will be retained by IPI upon which the paper machines and ancillary facilities will be constructed and (2) the paper machines will be supported by long-term supply agreements under which VCP will provide IPI pulp on competitive terms and utilities and other services at rates based on VCP’s actual operating costs.

Pursuant to the Agreement, each of IPI and VCP agreed to provide indemnification following closing to the other party for certain matters, including for certain environmental liabilities and breaches of representations, warranties or covenants.

Consummation of the transaction is subject to customary conditions and is expected to close by February 1, 2007. The transaction is also subject to review by CADE, the Brazilian antitrust authority.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

The Agreement contains representations and warranties that IPI and VCP made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the Agreement as statements of factual information.

Item 8.01 Other Events

On September 19, 2006, the Company issued a press release announcing the execution of the Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This report on Form 8-K contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan, the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract and the ability to invest proceeds with attractive financial returns; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 2.1:	Exchange Agreement dated September 19, 2006 by and between Votorantim Celulose E Papel S.A. and International Paper Investments (Holland) B.V.

Exhibit 99.1:	Press Release issued by International Paper Company, dated September 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY (Registrant)

By:	/s/ Maura Abeln Smith
Name: Maura Abeln Smith
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: September 25, 2006

Exhibit Index

Exhibit 2.1:	Exchange Agreement dated September 19, 2006 by and between Votorantim Celulose E Papel S.A. and International Paper Investments (Holland) B.V.

Exhibit 99.1:	Press Release issued by International Paper Company, dated September 19, 2006.